Exhibit 5.1

January 22, 2013

Denbury Resources Inc.

5320 Legacy Drive

Plano, Texas 75024

Ladies and Gentlemen:

We have acted as securities counsel to Denbury Resources Inc., a Delaware corporation (“Denbury”), and its subsidiaries Denbury Onshore, LLC, a Delaware limited liability company, Denbury Gathering & Marketing, Inc., a Delaware corporation, Denbury Holdings, Inc., a Delaware corporation, Denbury Operating Company, a Delaware corporation, Denbury Green Pipeline – Texas, LLC, a Delaware limited liability company, Denbury Pipeline Holdings LLC, a Delaware limited liability company, Denbury Air, LLC, a Delaware limited liability company, Denbury Gulf Coast Pipelines, LLC, a Delaware limited liability company, and Greencore Pipeline Company LLC, a Delaware limited liability company (collectively, the “Subsidiary Guarantors”), in connection with the registration statement on Form S-3 (the “Registration Statement”) being filed by Denbury with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which relates to Denbury’s Senior Subordinated Notes due 2023 (the “Notes”) being offered pursuant to Rules 415 and 462(e) under the Act. The Notes are being issued pursuant to an Indenture (the “Indenture”) among Denbury, the Subsidiary Guarantors and Wells Fargo Bank, National Association (the “Trustee”), the form of which is filed as Exhibit 4.1 to the Registration Statement. Denbury’s payment obligations on the Notes will be jointly and severally guaranteed by the Subsidiary Guarantors as provided for in the Indenture (such obligation to guarantee Denbury’s payment obligation under the Notes as contained in the Indenture being herein referred to as the “Guarantees”). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the prospectus forming a part of the Registration Statement.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the Registration Statement and the preliminary prospectus included therein, (ii) the form of the Notes, (iii) copies of resolutions of Denbury’s board of directors authorizing the issuance of the Notes and the filing of the Registration Statement, (iv) copies of resolutions of the Subsidiary Guarantors authorizing the Guarantees and the Registration Statement, (v) the Indenture and (vi) the Statement of Eligibility of Trustee on Form T-1. In addition, we have reviewed such questions of law as we have considered appropriate.

In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined.

We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will be automatically effective upon filing under the Act and comply with all applicable laws, (ii) the Notes, when issued, will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement, (iii) the Indenture will be duly authorized by the Trustee and executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder, (iv) the Trustee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (v) the Trustee has the requisite power and authority to enter into and perform its obligations under the Indenture, (vi) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (vii) there shall be no change in law affecting the validity of the Notes between the date hereof and the date of issuance and sale of the Notes, (viii) the Underwriting Agreement is validly executed and delivered by the parties thereto and (ix) all parties to agreements involving the issuance or sale of the Notes will perform their obligations thereunder in compliance with the terms of such documents.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when (i) the Registration Statement has been filed with the Commission, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and has been validly executed and delivered by the Trustee, the Company and the Subsidiary Guarantors, (iii) the Trustee has been duly qualified, (iv) the global note evidencing the Notes has been validly executed, authenticated, countersigned, registered, issued and delivered in accordance with the Indenture and the Underwriting Agreement and (v) Denbury has received payment of the consideration provided in the Underwriting Agreement to be paid for the Notes:

1.	the Notes will constitute binding obligations of Denbury; and

2.	the Guarantees will constitute binding obligations of the Subsidiary Guarantors in accordance with the terms of the Guarantees.

The opinions set forth above are subject to the applicable effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), public policy considerations which may limit the rights of the parties to obtain remedies, and the exercise of the discretionary power of any court or other authority before which may be brought any proceeding seeking equitable or other remedies. We express no opinion as to the sufficiency of the waivers of defenses by the Subsidiary Guarantors contained in the Indenture governing the Notes.

The foregoing opinion is limited to the laws of the State of New York, the laws of the United States of America and the Delaware General Corporation Law, including in the latter case the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions expressed herein are given as of the date hereof and we undertake no obligations to supplement this letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker & Hostetler LLP Baker & Hostetler LLP